Exhibit 10.19

Contract Number:

Product Development Agreement of TG103 Project Between I-Mab Biopharma (Shanghai) Co., Ltd. and CSPC Baike (Shangdong) Biopharmaceutical Co., Ltd.

December 10th, 2018

This Intellectual Property Licensing and Product Development Agreement (“this Agreement”) is signed by and between the following parties on December 10th, 2018:

I-Mab Biopharma (Shanghai) Co., Ltd., registered address: Room 802, 8th floor, West Tower, 88 Shangke Road, China (Shanghai) Free Trade Pilot Zone (“I-Mab Biopharma”); and

CSPC Baike (Shangdong) Biopharmaceutical Co., Ltd., registered address: 212 Jinbu Street, Qinshui Korean Industrial Park, Mouping District, Yantai City (hereinafter referred to as “CSPC Group”).

Each of I-Mab Biopharma and CSPC Group may be hereinafter individually referred to as “one party”, “each party” or “the Parties” and collectively as “both parties”.

WHEREAS,

1.

I-Mab Biopharma is an innovative biopharmaceutical research and development company in the fields of autoimmune diseases, oncology immune and immune-mediated inflammatory diseases, who owns the rights of regional development and commercialization of TG103 and related intellectual property rights in China. I-Mab Biopharma is seeking strategic partners for product development and commercialization in China.

2.

CSPC Group is one of the leading comprehensive pharmaceutical companies in China, with product pipeline in innovative drugs and professional product marketing ability, who has synergy with I-Mab Biopharma’s development areas.

Parties are willing to carry out strategic cooperation on TG103 products, and develop and commercialize TG103 products for the treatment of type 2 diabetes mellitus and all indications related to this product in the territory.

THEREFORE, the parties have reached the following agreements, which shall be abided by both parties.

1.	DEFINITIONS RELATED TO THIS AGREEMENT

1.1

Affiliate: refers to: (1) Any company or business entity in which one party directly or indirectly owns fifty percent (50%) or more of its shares; or (2) any company or business entity that directly or indirectly owns fifty percent (50%) or more shares of one party; or (3) any company or business entity directly or indirectly controlled by the company or business entity as described in (1) or (2); to refer to any company or business entity, as described in (1), (2) and (3), as the “Affiliate” of a party, a relevant written notice shall be issued by the party to the other party and inform the other party about the Affiliate in the notice.

Certificate of ownership of property rights of I-Mab Biopharma and its Affiliates and TG103 Project can be found in Annex 3.

1.2	Third-party: refers to parties other than (1) Party A and its Affiliates; and (2) Party B and its Affiliates.

1.3	TG103 product: refers to the long-acting recombinant GLP-l Fc fusion protein injection (including related patents) developed by I-Mab Biopharma based on the technology of hyFc technology platform.

For the avoidance of doubt, the TG103 project is the same as the project underlying “Clinical Approval of TG103 for Injection approved by the CDE in China with the approval number of 2018L02834”. The clinical approval and product structure and sequence of the project are shown in Annex 1.

1.4	Patent: Each party’s patent applications or patents of TG103 and its related patents (including divisional applications and acquired patent rights).

1.5

Proprietary technology: refers to non-public technology and other information owned by the parties, including but not limited to concepts, discoveries, data, designs, molecular formulas, R&D plans, test and detection designs, test and test results, processes, test records, and data of chemistry, pharmacodynamics, toxicology, clinical, analytical and quality control, data analysis, reports and summaries.

1.6

Genexine’s intellectual property: refers to the patented hyFc platform of Genexine, Inc., a Korean company, and the patents related to the licensed products granted by Genexine, Inc. to I-Mab Biopharma to use and sublicense (details of Genexine’s intellectual property rights can be found in Annex 2 of this Agreement). hyFc platform refers to that a Fc fragment of IgG4 fused with the amino acid sequence of the target protein as defined in the Chinese Patent No. 201410851771, where amino acids at the position of 231-240 on IgG4 are replaced by the CH2 domain of IgD, thereby forming a long-acting protein drug with a longer half-life than the current protein, and the fusion protein formed only has a FcRn site without Fcy Rs binding sites, avoiding stimulating cell lysis and producing immunogenicity. This Fc structure of IgD/IgG4 is the hyFc platform.

1.7	Licensed compound: refers to a long-acting recombinant GLP-l Fc fusion protein. The molecular structure and sequence of the fusion protein are presented in the Annex I.

1.8	Licensed intellectual property rights: refers to I-Mab Biopharma’s patents and proprietary technologies related to the licensed compounds and licensed products.

1.9

New intellectual property rights: refers to any improvement, enhancement, modification or change of the patents and proprietary technology related to the development and production of the licensed compounds and licensed products after the date of this Agreement.

1.10

Licensed products: refers to one or more pharmaceutical (including diagnostic) products, including or containing (1) TG103, alone or in combination with one or more of any and all other forms of active ingredients, current and future formulations , dosage forms and dosages, and methods of administration; or (2) any fragment (including antigen binding regions or sequences or portions), variations, improvements, modifications or derivatives thereof.

1.11	Treatment field: refers to type 2 diabetes mellitus, including combination therapy with other pharmaceuticals for type 2 diabetes mellitus and all potential indications of the product.

1.12	Territory: refers to the People’s Republic of China, excluding Hong Kong, Macao and Taiwan.

1.13	BLA Approval/Market Approval: refers to the first-time marketing approval of the licensed product in the treatment area in the territory obtained from the drug regulatory agency.

1.14

Reasonable commercial efforts: refers to that the efforts and resources used in the development and commercialization of the licensed products shall be consistent with the efforts and resources used by companies of similar size in the pharmaceutical industry during similar product development and commercialization phases.

1.15	First commercial sale: refers to the first sale or consumption of a licensed product to a third party for final use in the territory.

1.16

Net sales revenue: refers to the total amount of invoices issued by CSPC Group and its Affiliates and sub-licensees to unrelated third parties for the sale of products in the applicable areas, after deducting the following deductions relating to the sale of products in the applicable areas (if included in the total sales price of the products invoiced or directly paid or assumed by CSPC Group and its Affiliates and sub-licensees): (1) allowed discounts of trade, quantity and cash; (2) any discounts, refunds, rebates, price adjustments or any other similar subsidies (excluding salesperson commissions) that in substance reduced the net sales prices, and are compliant with China’s Generally Accepted Accounting Principles and applicable jurisdiction laws; (3) recycling and subsidy of licensed products; and (4) any value-added tax levied on licensed products.

2.	PURPOSE AND APPROVAL OF THE AGREEMENT

2.1	I-Mab Biopharma warrants to own the following rights and shall provide proof for such ownership:

(1)

Description of intellectual property rights owned by I-Mab Biopharma: Fusion polypeptide containing glucagon-like peptide-1 and immunoglobulin hybrid Fc and its application; Patent Application Number CN2010101771.1 and CN2015800643.8

(2)

Description of technology owned by I-Mab Biopharma: possession of patented technology and technology secrets, the licensed products can be produced independently and effectively by the CMO company designated by I-Mab Biopharma.

2.2	The purposes of this Agreement to be entered into by and between CSPC Group and I-Mab Biopharma (Tianjin) Co., Ltd. are:

(1)	The exclusive licensing of I-Mab Biopharma to CSPC Group for the use of patented technology owned by I-Mab Biopharma; and

(2)

Transfer of production technology (not inferior to the current technical level of this licensed compound) and process to the CSPC Group and in coordination with the CSPC group for technical optimization.

2.3

Subjecting to the terms and conditions of this Agreement, I-Mab Biopharma grants CSPC Group in the territory the exclusive, sole, non-transferable, irrevocable and sub-licensable license of the intellectual property rights during the valid term of this Agreement, so as to develop and commercialize the licensed compound(s) and licensed product(s) within the territory.

2.4

The CSPC Group may grant sub-licenses in the territory, but prior written consent of I-Mab Biopharma (I-Mab Biopharma shall not unreasonably refuse to agree) shall be the condition precedent for such sub-licenses (except for sub-licnesing to the Affiliates of the CSPC Group), and shall be subject to the restrictions on the CSPC Group as well as the obligations the CSPC Group under this Agreement.

2.5

If, during the valid term of this Agreement, part or all of the licensed intellectual property rights become invalid, and the invalidation is not due to the violation of the relevant statements, guarantees and commitments made by I-Mab Biopharma in this Agreement, this Agreement shall continue to be in force with respect to any other valid intellectual property rights. In this case, during the valid term of this Agreement, the CSPC Group shall continue to be obliged to pay the fees agreed upon by both parties under Article 3 of this Agreement for the licensing of intellectual property rights (including patents and proprietary technologies) under this Agreement.

3.	PAYMENTS AND PAYMENT METHOD

3.1	Upfront payment

The upfront payment is RMB15.0 million (capital: RMB fifteen million yuan), and CSPC Group will pay the upfront payment within 30 (thirty) days after the entry into force of this Agreement. The upfront payment will not be refunded for any reason except for the reasons specified in paragraph 7.3.1 of this Agreement.

3.2	Developmental milestone payments

3.2.1	CSPC Group will pay milestone payments to I-Mab Biopharma within 30 (thirty) days after the following milestones are achieved:

Serial No.	Milestone Event	Milestone Payment (Unit: RMB)
1	Authorized development changes for clinical approval	RMB15 million (RMBfifteen million)
2	Completion of production process transfer	RMB10 million (RMB ten million)
3	Phase II clinical end point	RMB25 million yuan (RMB twenty-five million)
4	Phase III clinical end point	RMB35 million (RMBthirty-five million)
5	BLA Approval / Market Approval Market Approval	RMB50 million yuan (RMBfifty million)

3.2.2	Determination of milestone event realization

CSPC Group shall notify I-Mab Biopharma immediately when the above milestone events have been achieved. If the CSPC Group fails to notify I-Mab Biopharma of the achievement of the milestone event, but I-Mab Biopharma has reason to believe that the milestone should be achieved, I-Mab Biopharma may inform the CSPC Group in writing, and both parties shall immediately meet to discuss the matter about the realization of the milestone event. Disputes over the realization of milestone events may be resolved by means of dispute resolution under this Agreement.

3.3	Sales commission

3.3.1	Percentage of sales commission

Within the sales commission period, the CSPC Group will pay sales commission to I-Mab Biopharma in accordance with the percentage of sales commission agreed in the following table on the basis of the annual net sales revenue of licensed products in the calendar year:

Serial No.	Annual Net Sales Revenue of Licensed Product(s) (Unit: RMB)	Percentage of Sales Commission
1	Less than RMB500 million (including this number)	5%
2	RMB500 million to RMB1 billion (including these numbers)	8%
3	RMB1 to RMB2.5 billion (including these numbers)	9%
4	More than RMB2.5 billion	10%

3.3.2	The term of commission of the product shall be the following, whichever later:

(1)	Later patent expiration date of licensed product patent application No. 201410851771.1 and 201580071643.8 (the ultimately authorized GLP-1’s claims part) in the territory; or

(2)	Ten (10) years after the first commercial sale of licensed products in the territory.

3.4	Tax duties

The above-mentioned upfront payment, milestone payments and sales commission paid/to be paid by CSPC Group do not include value added tax, and the value-added tax shall be borne by CSPC Group. Other taxes shall be borne by both parties in accordance with the law.

3.5	Invoice

Within 30 (thirty) working days after the receipt of the upfront payment, milestone payment and sales commission payment, I-Mab Biopharma shall issue a special VAT invoice with a tax rate of 6% or the applicable tax rate in accordance with the laws at that time to the CSPC Group. The CSPC Group shall pay the corresponding tax to I-Mab Biopharma 30 (thirty) working days after receipt of the invoice.

3.6	Accounting books and records

3.6.1

The CSPC Group shall keep complete and appropriate accounting records and books, including financial receipts and monthly and quarterly accounting statements showing the sales, deductions, net sales revenue and other quantities and descriptions of the licensed product it sells, in accordance with relevant laws and regulations of China.

3.6.2

The above accounting records and books shall be kept separately from all other records and books not related to the licensed product and shall be subject to inspection by I-Mab Biopharma or its duly authorized representative or agent.

3.6.3

The CSPC Group shall allow I-Mab Biopharma (or its representative) to check, audit and inspect all account books, records, audit reports, documents and other matters related to the production and sale of the licensed product in a reasonable time at most once every year, and the expenses shall be borne by I-Mab Biopharma. The manner and time of the above-mentioned checking, auditing and inspection shall not adversely affect the operation of CSPC Group or the sales of the licensed and transferred products, and the results of such checking, auditing and inspection shall be kept confidential.

4.	RESEARCH AND DEVELOPMENT

4.1	Obligations of CSPC Group

4.1.1	General agreement:

CSPC Group has the final decision on the development of licensed compounds and licensed products in the therapeutic field in the territory, including related research and development, clinical trials and registration activities.

4.1.2	Accountability:

The CSPC Group shall make reasonable commercial efforts to develop licensed compounds and licensed products to commercialize them in the territory as soon as possible. Such development should be carried out according to the research and development plan jointly determined by both parties. The CSPC Group shall make reasonable commercial efforts to implement the R&D plan in order to obtain marketing license for the licensed products in the field of treatment in the territory as soon as possible. Any change to the R&D plan shall be discussed and agreed by the Joint Development Committee.

4.2	Obligations of I-Mab Biopharma

4.2.1

I-Mab Biopharma is not allowed to develop for itself or for others the long-acting recombinant GLP-1 Fc fusion proteins and products with competitive mechanism at the same targets based on the technology of hyFc technology platform in the territory.

4.2.2

In order to ensure the development of licensed products in the field of treatment in the territory, I-Mab Biopharma should continue to assist the CSPC Group in completing the pre-clinical study of the licensed products required by the Chinese drug approval departments, and provide all the research records and data.

4.2.3

I-Mab Biopharma shall make reasonable commercial efforts to assist in the transfer of licensed products to the production technology of CSPC Group. The technical indicators of production technology transfer shall not be lower than the existing technical level. The plan and acceptance criteria of production technology transfer are listed in Annex 5.

4.2.4	I-Mab Biopharma shall make reasonable commercial efforts to assist or guide the CSPC Group in continuous optimization of production process of the licensed product.

4.3	Project leader:

Within 30 (thirty) days from the date of signing this Agreement, each party shall appoint the corresponding project leader and shall notify the other party in writing in time. Each party shall notify the other party in writing in time when replacing its project leader. The project leaders will be responsible for facilitating the communications and coordinating in actions between the parties in accordance with the terms of this Agreement.

5.	COMMERCIALIZATION

5.1	General agreement:

CSPC Group has the final decision on the commercializtion of the licensed compounds and licensed products in the therapeutic field in the territory.

5.2	Accountability:

CSPC Group shall make reasonable commercial efforts to start the marketing and sales activities of the licensed products within a reasonable time after obtaining the sales license from the governmental departments.

5.3	Reporting:

CSPC Group shall provide summary report of the commercialization activities of its licensed products for the preceding six-month period on semi-annual basis.

6.	JOINT DEVELOPMENT COMMITTEE

6.1

Both parties agree to establish a Joint Development Committee (JDC) to monitor and coordinate the actions of the parties and promote communications and cooperation between the two parties. The JDC is specifically responsible for: (1) Supervising the progress of development activities; (2) Discussing the issues of safety, scientific and technical issues arising from the development of licensed products; discussing and proposing solutions for any delays or overdue delays in the development protocol; and (3) Performing other appropriate functions and making other appropriate decisions in accordance with the written consent of both parties.

6.2

Composition of the JDC: The JDC consists of 4 (four) members, 2 (two) appointed by each Party. Members of the JDC should have the appropriate technical capabilities, industry experience and knowledge. Within thirty (30) days from the date of signing this Agreement, each party shall appoint the initial members of the JDC and notify the other party in writing in a timely manner. If one party replaces the appointed member(s) of the JDC, the other party shall be promptly notified in writing. The JDC has two co-chairs, one appointed by the CSPC Group and one by I-Mab Biopharma.

6.3	The duties of the Co-Chairs are responsible for convening and presiding over the JDC meetings and preparing the minutes of the JDC meetings.

6.4

JDC meetings: The JDC will decide for itself when to convene a JDC meeting, but at least once every quarter. The JDC Meetings may be convened in the form of meetings by person, teleconferences or videoconferences, but at least one meeting by person shall be held in each calendar year. Each party shall bear the cost of its participation in the JDC meetings. Members of each party who are not members of the JDC may be invited to participate in the JDC meetings as required.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	Background intellectual property rights

7.1.1

The licensed intellectual property rights of I-Mab Biopharma, Genexine’s intellectual property rights and all intellectual property rights of the CSPS Group on the effective date of this Agreement shall be owned by each party. I-Mab Biopharma is responsible for the preparation, application, implementation and maintenance of the patents for TG103 product. Since the entry into force of this Agreement, all fees incurred in the Territory for the implementation and maintenance of the patents of TG103 product will be paid by the CSPC Group to I-Mab Biopharma on the basis of invoices provided by I-Mab Biopharma.

7.1.2	I-Mab Biopharma shall grant sub-licensing of Genexine’s intellectual property rights to CSPC Group for the development of TG103 product.

7.2	New intellectual property rights

Both parties agree that in the term of this Agreement, both parties shall have the right to continuously improve and optimize the licensed products or licensed compounds, including, but not limited to, process improvement, quality improvement, extension of the scope of application of the licensed products or licensed compounds, and extension of the mode of application of the licensed products or licensed compounds. For the new intellectual property rights arising from the implementation of the above-mentioned improvements, the parties agree as follows: I-Mab Biopharma will grant the license of its new intellectual property rights generated by the implementation of the above-mentioned improvements for exclusive and free use to the CSPC Group in the territory, and the CSPC Group is responsible for paying the application and maintenance fees for the new patents in the territory; the new intellectual property rights generated by the implementation of the above-mentioned improvements by the CSPC Group belong to the CSPC Group.

7.3	Claims and infringement

7.3.1

I-Mab Biopharma shall guarantee that it has the complete rights to the licensed TG103 project, including license, sub-license, patent application right and patent right. After the entry into force of this Agreement, it shall guarantee that the CSPC Group shall acquire and enjoy the right of free implementation. If a patent authorization for the licensed compound is not obtained from China Intellectual Property Office, or if the CSPC Group fails to exercise its right of free implementation, the CSPC Group has the right to unilaterally terminate/end this Agreement, or continue to license the product development of the compound, or implement this Agreement and perform all rights and obligations. In case the CSPC Group terminates this Agreement for the above reasons, it may issue a Contract Termination Letter to I-Mab Biopharma by entrusted attorney. I-Mab Biopharma shall refund the full amount paid by the CSPC Group within 30 natural days after receiving the Letter.

7.3.2

If a third party submits a claim of any nature claiming that the licensed intellectual property rights used by the CSPC Group infringe or may infringe upon its patent or other proprietary rights, or that there are facts that may lead to such claims, the CSPC Group shall notify I-Mab Biopharma immediately when it knows such claims or facts. However, the CSPC Group shall not take any action related to such claims or infringements without obtaining the written consent of I-Mab Biopharma. I-Mab Biopharma shall notify the CSPC Group within three calendar days whether it intends to defend against such claims. If I-Mab Biopharma chooses to make a defense, I-Mab Biopharma shall, in its own name or in the name of the CSPC Group (as the case may be), exclusively control the defense and bear the expenses, but the CSPC Group shall give all reasonable assistance to I-Mab Biopharma for this purpose. If I-Mab Biopharma chooses not to make a defense, the CSPC Group shall have exclusive control over the defense and bear the expenses by its own, but I-Mab Biopharma shall give all reasonable assistance to CSPC Group for this purpose.

7.3.3

If a third party submits any claim for the licensed intellectual property rights stated in Paragraph 7.3.1 and the CSPC Group suffers any claim, loss or damage as a result of such claim, unless such claim, loss or damage is caused by the violation of the obligations of this Agreement by the CSPC Group or the failure for CSPC Group to use the licensed intellectual property rights in accordance with the provisions of this Agreement, I-Mab Biopharma shall make compensation to the CSPC Group and bear the responsibility of making compensation with and bear the related expenses for the CSPC Group. Notwithstanding the above provisions, the total amount of the liability of I-Mab Biopharma shall not exceed the sum of the following items: (1) the upfront payment actually received by I-Mab Biopharma in accordance with the terms of this Agreement; (2) any milestone payments actually received by I-Mab Biopharma in accordance with the terms of this Agreement; and (3) any other payments actually received by I-Mab Biopharma in accordance with the terms of this Agreement.

7.3.4

If the CSPC Group learns any information about third party infringement or possible infringement of the licensed intellectual property rights of I-Mab Biopharma, it shall immediately notify I-Mab Biopharma. However, the CSPC Group shall not take any action related to such infringements without obtaining the prior consent of I-Mab Biopharma. I-Mab Biopharma shall consult with the CSPC Group within three working days after receiving the notification from the CSPC Group to determine that one party shall take legal action and the other party shall give all reasonable assistance. In the meantime, if negotiations fail, the CSPC Group has the right to unilaterally take measures to safeguard its rights. If either party takes legal action, the two parties may negotiate the share of expenses and the attribution of compensation.

7.3.5

If I-Mab Biopharma decides not to take action under Paragraph 7.3.4 above, the CSPC Group may bring lawsuit against the infringing party at its own expense after obtaining written consent from I-Mab Biopharma, and I-Mab Biopharma shall give all reasonable assistance as required by the CSPC Group. All compensation that may be obtained by the CSPC Group for taking action on third-party infringements is owned by the CSPC Group. Notwithstanding the above provisions, the CSPC Group shall not reach compromise, settlement or agreement with any third party on the licensed intellectual property rights without the written consent of I-Mab Biopharma.

7.3.6

If a third party makes claims of any nature concerning the new intellectual property rights, the CSPC Group shall immediately notify I-Mab Biopharma of such claims or facts. The CSPC Group has the right to take any action related to such claims or infringements and to inform I-Mab Biopharma in a timely manner. If the CSPC Group waives to take action or make defense, I-Mab Biopharma has the right to decide whether to take action or raise defense in its own name, but the CSPC Group shall give all reasonable assistance to I-Mab Biopharma for this purpose.

7.3.7

One of the parties to this Agreement shall not be liable for any special, incidental or indirect damages suffered by the other party as a result of the contract, intellectual property infringement, breach of warranty or other agreements.

8.	INFORMATION EXCHANGE

Data sharing mechanism between the two parties: I-Mab Biopharma will coordinate with Genexine to share clinical study protocols and data, all clinical trials protocols, trial data and conclusions with the CSPC Group in China and beyond, to support the global clinical development and commercialization of the licensed product(s).

9.	REPRESENTATION AND WARRANTIES

9.1

The parties hereby mutually represent and warrant that: (1) It is a validly existing entity under the applicable laws of its jurisdiction; (2) It has the necessary authorization to complete the services under this Agreement, including but not limited to the approval of relevant government departments or other institutions, and it has sufficient capacity, rights and powers to implement and deliver this Agreement and to fulfil its obligations under this Agreement; (3) This agreement, upon its conclusion, shall constitute a legally enforceable, valid and binding agreement; (4) No violation of applicable laws and regulations occurred during the negotiation and facilitation of the signing of this Agreement by each party or its affiliated companies; (5) Each party warrants compliance and ensures that its affiliates that may participate in this Agreement comply with applicable laws and regulations in the performance of this Agreement; (6) The execution of this Agreement by each party or its affiliated company shall not conflict with any obligations it may assume to any other person or the rights and obligations under any other agreement it may sign; and (7) In case of becoming aware of any violation of this Term, the Party shall immediately notify the other party. If one party violates the representations and warranties, the other party shall be compensated for the loss.

9.2

To the knowledge of I-Mab Biopharma, there are no pending or potential claims or investigations for the licensed intellectual property rights. To the knowledge of I-Mab Biopharma, the license under this Agreement does not violate the relevant legal provisions or the rights of any third party. To the knowledge of I-Mab Biopharma, the production, use and sale of licensed products will not infringe upon the intellectual property rights of any third party in the territory.

10.	TERMINATION

10.1

This Agreement shall come into force immediately upon signature by both parties and shall have full legal effect during the validity of this Agreement unless terminated in advance in accordance with this Agreement, provided that such termination shall not affect:

(1)	The rights and obligations already enjoyed and assumed by the parties on the date of termination; or

(2)

the continued existence and validity of the rights and obligations of the parties under the terms and conditions intended to survive termination and the provisions necessary for the interpretation or execution of this Agreement.

10.2	Unless otherwise provided in this Agreement, this Agreement may be terminated in the following circumstances,

10.2.1

Unless otherwise specified, if one party seriously violates this Agreement, the other party may terminate this Agreement by giving notice to such effect. If such breach could be corrected, but the defaulting party fails to make such correction within 60 (sixty) days after receiving the notification, this Agreement may be terminated.

10.2.2

In case the force majeure lasting for 6 (six) months or other events that render the purpose of this Agreement unachievable cause the CSPC Group to stop the research, development, production and sale of the licensed products, and the parties fail to find a fair solution, either party may notify the other party to terminate this Agreement;

10.2.3

If a party becomes bankrupt or insolvent, or is subject to liquidation or dissolution procedures or arrangements, or ceases to operate, or is unable to pay the debts due, the other party may terminate this Agreement by giving notice;

10.2.4

If, for the reasons of the CSPC Group, the CSPC Group fails to obtain the approval or registration from the regulatory authority required to sell the Licensed Products in the territory in accordance with the business plan and timetable approved from time to time by its board of directors, or the CSPC Group ceases to engage in the licensed product development or product registration in accordance with the written resolution of its board of directors, I-Mab Biopharma may terminate this Agreement by issuing a notice to the CSPC Group.

10.3

Upon the termination/ending of this Agreement for any reason, the CSPC Group shall immediately stop using the licensed intellectual property rights provided by I-Mab Biopharma and stop producing the licensed products. CSPC Group shall promptly transfer to I-Mab Biopharma all relevant data, information, cell lines, production processes and clinical samples of the licensed compounds and licensed products owned by the CSPC Group.

10.4	Payment by the CSPC Group shall be suspended if this Agreement is terminated/ended by Clause 10.2.

10.5

CSPC Group shall return all the licensed intellectual property rights to I-Mab Biopharma upon the early termination of this Agreement, including improved technology and technical documents related to the licensed intellectual property rights provided by I-Mab Biopharma that are recorded in any material form (including but not limited to any written records). CSPC Group, on behalf of itself and its employees, agrees that, at the time of termination or expiration of this Agreement and beyond, copies of the licensed intellectual property rights in any form of materials or technical documents related to the licensed intellectual property rights shall not be made or retained, except for the purpose of archival retention.

10.6

Within 6 months after the signing of the Agreement, I-Mab Biopharma will solve all intellectual property issues stated in Annex 6. Otherwise, I-Mab Biopharma will be deemed to have violated the agreements in Clause 7.3.1, and the CSPC Group has not obtained and enjoyed the right of free implementation. The CSPC Group will have the right to terminate this Agreement. I-Mab Biopharma will assume the liability for breach of contract within 30 days after receipt of the termination document in accordance with the agreements of Clause 7.3.1 by refunding the contractual amount of money that CSPC Group has paid. CSPC Group shall return all the licensed intellectual property rights to I-Mab Biopharma, including improved technology and technical documents related to the licensed intellectual property rights provided by I-Mab Biopharma that are recorded in any material form (including but not limited to any written records).

11.	FORCE MAJEURE

11.1

Force majeure event means any event that the Parties could not be expected to foresee, or, even that is predictable, but unavoidable, that is entirely beyond the control of the Parties, and that prevents the obligations of the Agreement from being performed fully or partially by either Party. Such incidents include, but are not limited to, stoppages, explosions, accidents, acts of natural disasters or public enemies, fires, floods, accidents, war riots, rebellions and any other similar probable events.

11.2

In the event of force majeure, which prevents both parties from fulfilling any contractual obligations under this Agreement, such contractual obligations shall be suspended during the period of delay in performance due to force majeure, and the time of performance of such contractual obligations shall automatically be extended to the time equivalent to the suspension of such events without penalty.

11.3

The party subject to force majeure shall notify the other party within 15 (fifteen) days of the occurrence of the event concerned and provide the other party with an effective proof of the occurrence of force majeure. Within a reasonable period thereafter, the party subject to force majeure shall provide the other party with evidence of the occurrence of force majeure issued by the relevant agency. The party subject to force majeure shall also make every reasonable effort to reduce the impact of such force majeure.

11.4

After occurrence of the event of force majeure, both parties shall consult immediately to agree on a fair solution (which may include early termination or extension of the term of this Agreement) and shall make every reasonable effort to reduce the consequences of such force majeure.

12.	CONFIDENTIALITY AND PUBLICITY

12.1	Confidential information.

Confidential Information means all information and materials disclosed by one party or on behalf of the party or its affiliates or their related persons (“Disclosing Party”) to the other party or its affiliates or their related persons (“Recipient”). Confidential information includes all the contents agreed upon in this Agreement, the existence, terms and purposes of this Agreement, the nature of any dispute, the results of any arbitration proceedings arising out of or relating to this Agreement, and all information and materials involved in the implementation of this Agreement, including but not limited to the nature of the project, test contents and progress, samples, programs, skills, amounts of money, materials, information, products, plans, technologies, data, experiments, market data, marketing, finance, sources of supply, business information, business plans, forecasts, structures, concepts, methods, methodologies, procedures, experiments, models, tests, original atlas, photographs, proprietary skills, technical know-how, inventions, patent applications, patent applications and any other documents and information, or information concerning third parties that are under the obligation of confidentiality of the Disclosing Party, whether the information is disclosed by the Disclosing Party to the Recipient in writing, orally or otherwise.

12.2	Confidentiality obligations.

Unless otherwise provided in this Agreement, the Recipient shall, and shall ensure that its relevant personnel, (1) keep confidential of the confidential information during the term of this Agreement, and this obligation of confidentiality shall remain valid after the expiration or termination or ending of this Agreement until the confidential information is legally disclosed or the Disclosing Party notifies the Recipient in writing that it is not bound by this obligation of confidentiality; (2) not use the confidential information except for the purpose of fulfilling this Agreement; (3) not disclose the confidential information to any third party, except for (1) those persons who need to know the service-related confidential information, provided that the Recipient shall be obliged to oblige the persons concerned to abide by the Agreement and bear liability for the violation of this confidentiality obligation by the persons concerned; and (2) inspection, disclosure or other activities required by government agencies, judicial procedures (including, but not limited to, the extent to which litigation, arbitration or responding, arbitration defenses are reasonably necessary), securities exchanges or relevant legal requirements

To the extent permitted by law, the Recipient shall promptly notify the Disclosing Party in writing, and through reasonable efforts to ensure that the confidential information is treated confidentially, and cooperate with the Disclosing Party to take reasonable measures to minimize the confidential information that may be disclosed, but the scope of the above disclosure shall be controlled within the necessary limits. The Recipient agrees to take any feasible measures to protect the confidentiality of confidential information to a level not less than that of its own confidential content or content of the same nature, and to avoid unauthorized disclosure and use. The obligations under this Clause 12.2 shall continue to be performed after the termination or ending or expiration of this Agreement. Notwithstanding the foregoing, the existence of this Agreement and its non-technical terms may be disclosed in a confidential manner as a result of potential financing or acquisition.

12.3	Exception to confidentiality.

The obligations provided under Clause 12.2 do not apply to the following circumstances: (1) Confidential information is public knowledge or the confidential information that is not publicly known as a result of the fault or breach of contract of the Recipient or its related personnel; (2) the Recipient can provide evidence to prove that it or its relevant personnel have legally known the confidential information before the Disclosing Party disclose it to the Recipient; (3) the Recipient may provide evidence that it or its related personnel legally acquired such confidential information from a third party that has no obligation to keep confidentiality to the Disclosing Party or its associated personnel, in a manner of not violating the confidentiality obligations of this Agreement; or (4) the Recipient can provide evidence that the it or its related personnel has not relied on the confidential information and that the confidential information has not been independently developed by the Recipient in violation of this Agreement.

12.4	Return of confidential information.

Within 30 days after the termination or ending or expiration of this Agreement, the Recipient shall, at the written request of the Disclosing Party, return all Confidential Information to the Disclosing Party (including any form of photocopy or reproduction), or immediately destroy it in its entirety, and shall provide the Disclosing Party with proof of its destruction of the information and materials; However, where prior written consent of the Disclosing Party is obtained and used for the sole purpose of this Agreement and the obligation of confidentiality is assumed, the Recipient has the right to retain the corresponding confidential information for the purpose of legal archiving.

12.5	Publishing.

The parties hereto shall and shall ensure that their relevant personnel strictly keep confidential the confidential information under this Agreement. Before obtaining the written permission of the other party, neither party shall disclose or permit any third party to contact, know, learn, utilize or use any of the confidential information for any purpose or in any way, nor shall any content of confidential information under this Agreement be published in articles or otherwise made public.

12.6	Publicity.

Without the prior written consent of the other party, neither party shall, and ensure that its relevant personnel will not, use the name, trademark, trade name, symbol or logo of the other party in any advertisement or propaganda materials.

13.	COMPENSATION

13.1

One Party hereto shall protect, compensate and ensure that the other Party and its affiliated companies and its and their directors, personnel, employees, agents, subcontractors and consultants, as well as legal, financial, accounting, consultants and other consulting parties who need to know the information, are not harmed and exempt from liability and damages (including reasonable attorney’s fees) arising from third party claims, requirements, lawsuits or procedures.

13.2	In any case, the liability for damages suffered by either party to this Agreement for the other party does not include indirect loss, incidental loss and expected loss of profits.

14.	APPLICATION OF LAW AND DISPUTE RESOLUTION

14.1

The validity, interpretation, performance and other related matters of this Agreement shall be governed by the laws of the People’s Republic of China and the principles of conflict of laws shall not invoke.

14.2

The parties to this Agreement shall negotiate in good faith to resolve any disputes arising from or related to this Agreement. The negotiation shall begin immediately after one party submits a request for negotiation to the other party. If the dispute cannot be resolved within 30 days from the date of submission of the request for consultation, either party may submit the dispute to the Beijing Branch of the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with the CIETAC Arbitration Rules in force at the time of submission. The place of arbitration is Beijing. The official language of arbitration is Chinese. The arbitral tribunal shall consist of an arbitrator appointed by CIETAC. The arbitration procedure is confidential, and the arbitrator may issue appropriate protection orders to protect the confidential information of the parties. The arbitral award shall be final and binding upon the parties. The parties may apply to the court of competent jurisdiction for enforcement of the arbitral award.

15.	INDEPENDENT CONTRACTORS

Both parties are independent contractors, and no provision of this Agreement shall, for any reason, make one party an agent, partner, legal representative, principal or employee of the other party. Except as otherwise expressly provided in this Agreement, neither party shall have the right to bind the other party.

16.	THE TERM OF THIS AGREEMENT AND THE RIGHTS OF BOTH PARTIES AFTER THE EXPIRATION OF THIS AGREEMENT:

The term of this Agreement begins on the date of signature and expires at the end of the product commission period. After the expiration of this Agreement, both parties shall continue to abide by the confidentiality obligations stipulated in Article 12 of this Agreement. In the event that the CSPC Group fully fulfills its obligations under this Agreement, after the expiration of this Agreement, the CSPC Group will fully enjoy the full ownership of the Licensed Products and/or Licensed Compounds in the territory, including but not limited to technical data, research results, sales revenue, etc., I-Mab Biopharma will no longer enjoy the relevant sales commission.

17.	OTHER TERMS

17.1	Transfer.

This Agreement shall be binding on both parties and their respective successors and permitted transferees.

17.2	Notice

17.2.1

Any notice under this Agreement shall be in writing and shall be deemed to have been delivered upon receipt of the notice by the intended recipient of the notice. The means of proof of receipt include: (1) if the notice is delivered by hand, the recipient’s written receipt or proof of the delivery personnel, confirming that the recipient has received or refused to receive the relevant notice; (2) if delivered by registered mail or express mail (receipt thereof shall be requested) or by internationally renowned express delivery, a signed receipt or other written proof of delivery; or (3) if sent by e-mail, the electronic certification material of the sent e-mail.

17.2.2	Mailing address and contact person

I-Mab Biopharma:

Address	Room 802, West Tower, Haowei Software Park, No. 88, Shangke Road, Pudong New Area, Shanghai
Postal Code	201210
Contact Person
E-mail Address

CSPC Group:

Address	226 Yellow River Avenue, Shijiazhuang City, Hebei Province
Postal Code	050035
Contact Person
E-mail Address

17.2.3	Any change in the address and contact person of either party shall be notified to the other party in a timely manner.

17.3

Complete contract terms. This Agreement covers all the agreements between the Parties concerning the subject matter of this Agreement and supersedes all oral and written agreements, contracts, understandings, discussions, negotiations and notifications made by the Parties before signing this Agreement.

17.4

Amendments. No modification or waiver of any of the provisions contained in this Agreement or any other form of amendment to this Agreement shall be binding upon the Parties unless expressly specified and signed by both parties in writing.

17.5

No waiver. Any party’s waiver of its rights to seek relief against breach of any provision of this Agreement by the other party shall not constitute the waiver of its rights to seek relief against breach of any other provision of this Agreement by the other party. The failure or delay of either party in exercising any right under this Agreement does not constitute a waiver of that right or other rights, nor does it adversely affect such right or any other rights. The waiver of any right shall be made in writing by the waiver, otherwise it has no legal effect.

17.6	Severability If any provision of this Agreement is deemed to be invalid, illegal or unenforceable, then

(1)	The term will be replaced by an effective and enforceable clause that maximizes the intentions of both parties; and

(2)	All other terms of this Agreement remain in full force and effect.

17.7	Annexes to the Agreement

The Annexes to this Agreement are an integral part of this Agreement and have the same legal effect as the body of this Agreement.

17.8	This Agreement shall come into force on the date of signature and seal by the parties. This Agreement is in four copies, each party holds two copies and each copy shall has the same legal force.

Relevant Annexes:

Annex 1 Molecular Structure and Sequence of TG103

Annex 2 List of Patents Licensed to CSPC Group Included in This Agreement

Annex 3 Certificate of Ownership Issued by the Relevant Parties of Licensed Products

Annex 4 Notice of Change of Applicant/Patentee

Annex 5 Technical Indicators for Transfer of Production Technology of TG103 Products

Annex 6 List of Intellectual Property Issues Needed to be Solved by I-Mab Biopharma within 6 Months of Contract Signing

(The remainder of this page is intentionally left blank)

(SIGNATURE PAGE ）

Party A

CSPC Baike (Shandong) Biopharmaceutical Co., Ltd. (seal)

/s/ CSPC Baike (Shandong) Biopharmaceutical Co., Ltd.

Party B

I-Mab Biopharma (Shanghai) Co., Ltd. (seal)

/s/ I-Mab Biopharma (Shanghai) Co., Ltd.

Annex 1 TG103 Injection Approval and Molecular Structure and Sequence of TG103

National Medical Products Administration

Clinical Trial Approval

Original No.: 50170027

Lot No.: JYSB1700161	Approval No.: 2078002334

Drug Name	### Injection

English Name/	TG103 Injection

Dosage Form	Solution for injection	Application item

Strength	25 mg/ml	Registration Classification	Therapeutical Biologics

## Human	Tasgen Biotech Co., Ltd.

##Conclusions	See attached page.

Send to	Tasgen Biotech Co., Ltd.

Copy and send to	###

Remarks	This clinical trial

The complete theoretical sequence of TG103 contains 286 amino acids (see Figure below for details). The sequence of GLP-1 is from amino acid position 1 to position 31. The IgD sequence is from amino acid position 32 to 79 (orange and pink), a total of 48 amino acids, including a N - terminal hinge region (orange) and CH2-N terminal region (Pink); The IgG4 sequence is from amino acid position 80 to position 286, including CH2-C terminal (green) and CH3 region (blue).

Hinge region of IgD and CH2-N terminal, IgG4 CH2-C terminal and CH3 region are fused to constitute a hybrid Fc ( HyFc) fragment, which is ligated to GLP-1 to form a TG103 molecular (GLP-1-hyFc).

Amino acid sequence, structure and functional sites of TG103 molecule:

Annex 2 List of Patents Licensed (by I-Mab) to CSPC Group Included in This Agreement

Patent application number CN 201410851771.1 ; CN 201580071643.8 (involving the claims section of GLP-1); CN 201310553839.3 ; and CN 201510684679.5 (Platform patents CN201310553839.3 and CN 201510684679.5 involving the implementation of the license in China of the patent applications CN 201410851771.1 and CN 201580071643.8 (involving the claims section of GLP-1).

Annex 3 Certificate of Ownership Issued by the Relevant Parties of Licensed Products

Annex 3-1 Letter of Confirmation from Genexine

Letter of Confirmation

October 12, 2018

Via e-mail

I-MAB BIO-TECH (TIANJIN) CO.# LTD.

Chenhuan Building, Tianjin Pharma and Medical Device Zone,

Beicheng District, Tianjin, the PRC

RE: Confirmation of Assignment of Long-acting GLP-1 (GX-G6)

Dear Sir/Madam:

Reference is made to that certain Intellectual Property Assignment and License Agreement executed between I- Mab Bio-tech (Tianjian) Co., Ltd. （”I-Mab”) and Genexlne, Inc. (“Company”), dated October 16, 2015 as amended as of December 22, 2017 (“Agreement”).

This letter shall serve as an official statement confirming that, pursuant to Article 2A of the Agreement, the Company assigned to I-Mab the intellectual property specified in the table below as ‘No. 1 Patent Application’ (‘‘Assigned Intellectual Property”) for use in pre-clinical/clinical development, manufacturing, sale and distribution of the biopharmaceutical product, OC-G6 for treatment of any disease (nAuthorized Activities,) in the People’s Republic of China excluding Hong Kong, Macau and Taiwan (“China”).

In addition to the Assigned Intellectual Property, there is another patent application that has relevance to the assignment of GX-G6, which has been filed under the Company’s name. This patent application, specified in the table below as ‘No. 2 Patent Application’, consists of two parts, and the one that covers GLP-1 related claims is intended to belong to I-Mab without any restrictions whatsoever while the other that covers GLP-2 related claims remains the sole and exclusive property of the Company.

No	Protect	Tula of Invention in China	Country	Publication a	Publication data
1	GX—G6 (GPL-1)	Fusion Polypeptide Comprising GLP-1 and Immunoglobulin Hybrid Fc and use thereof	CN1	201410851771	2018-07-27
2	GX-G6 (GPL-1 .GLP-2)	Fusion Polypeptide Comprising GLP and Immunoglobulin Hybrid Fc and use thereof	CN	201580C71643 8	2017-06-26

As a result of such assignment, I-Mab has the full rights to perform Authorized Activities with respect to GX-G6 in China including a right to license to any third party including CSPC Pharmaceutical Group For clarity, any intellectual properties relating to ‘hyFc Platform, technology that are not specifically applicable to the product itself and hence are separable from those described above shall not be deemed to be part of the assignment made under the Agreement

Very truly yours,

/s/ Kyu Don Kim# Ph.D.

Kyu Don Kim# Ph.D.

President

Annex 3 Certificate of Ownership Issued by the Relevant Parties of Licensed Products

Annex 3-2 Authorization Statement of I-Mab Biopharma (Tianjin) Co., Ltd.

WHEREAS,

1. I-Mab Biopharma (Shanghai) Co., Ltd. and CSPC Baike (Shandong) Biopharmaceutical Co., Ltd. reached a Product Development Agreement (hereinafter referred to as the “Development Agreement”) on the TG103 project;

2. The intellectual property rights listed in Annex 2 of the Development Agreement are all the intellectual property rights of I-Mab Biopharma (Tianjin) Co., Ltd.;

3. The intellectual property rights listed in Annex 3 of the Development Agreement are the related intellectual property rights of Genexine,Inc. licensed to I-Mab Biopharma (Tianjin) Co., Ltd.;

I-Mab Biopharma (Tianjin) Co., Ltd. makes the following statements:

1. For the purpose of fulfilling the Development Agreement, I-Mab Biopharma (Tianjin) Co., Ltd. grants CSPC Baike (Shandong) Biopharmaceutical Co., Ltd. in the territory the exclusive, sole, non-transferable, irrevocable and sub-licensable license of the intellectual property rights listed in Annex 2 of I-Mab Biopharma (Tianjin) Co., Ltd.;

2. Except for the fees stipulated in the Development Agreement, the licensing and sub-licensing of the above-mentioned intellectual property rights do not involve any fees.

3. I-Mab Biopharma (Tianjin) Co., Ltd., the parent compnay of I-Mab Biopharma (Shanghai) Co., Ltd., fully authorizes I-Mab Biopharma (Shanghai) Co., Ltd. to handle the relevant formalities of intellectual property right licensing and sub-licensing (if necessary).

Stated by: I-Mab Biopharma (Tianjin) Co., Ltd. (seal)

/s/ I-Mab Biopharma (Tianjin) Co., Ltd. (seal)

Representative:                 (signature)

December 10th, 2018

Annex 3 Certificate of Ownership Issued by the Relevant Parties of Licensed Products

Annex 3-3 Authorization Statement of Tasgen Biotech Co., Ltd.

WHEREAS,

1. I-Mab Biopharma (Shanghai) Co., Ltd. and CSPC Baike (Shandong) Biopharmaceutical Co., Ltd. reached a Product Development Agreement (hereinafter referred to as the “Development Agreement”) on the TG103 project;

2. Tasgen Biotech Co., Ltd. is an associate of I-Mab Bio-tech (Tianjin) Co., Ltd.;

3. Tasgen Biotech Co., Ltd. is the owner of the clinical approval of theTG103 injection product (Approval number: 2018L02834).

Chengdu Tasgen Bio-tech Co., Ltd. makes the following statements:

1. The Clinical Approval of TG103 Injection is the clinical approval for the TG103 product as agreed in the Development Agreement;

2. For the purpose of fulfilling the Development Agreement, Chengdu Tasgen Bio-tech Co., Ltd. agrees to transfer the Clinical Approval of TG103 Injection to CSPC Baike (Shandong) Biopharmaceutical Co., Ltd.

3. Except for the fees stipulated in the Development Agreement, the above-mentioned transfer of the Clinical Approval of TG103 Injection does not involve any fees.

4. Chengdu Tasgen Bio-tech Co., Ltd. is a related company of I-Mab Biopharma (Shanghai) Co., Ltd., and fully authorizes I-Mab Biopharma (Shanghai) Co., Ltd. to handle the relevant formalities of above-mentioned clinical approval (if needed).

Stated by: Tasgen Biotech Co., Ltd. (seal)

/s/ Tasgen Biotech Co., Ltd. (seal)

Representative: (signature)

December 10th, 2018

Annex 4 Notice of Change of Applicant/Patentee (Copy of Original)

한얼국제특허사무소

서울특별시 강남구 양재천로 163
6 층 (우:06302)

TEL: 82-2-942-1100
FAX: 82-2-942-2600
E-mail : hanolip@hanollawip.com

2015.12.31

수 신 : 주식회사 제넥신
참 조 : 김병규 과장님
발 신 : 한얼국제특허사무소
제 목 : 중국 특허출원에 대한 양도등록완료통지서 접수보고

당소관리번호: OPA14504-CN

출원국가	CN	권 리	특허
출원번호	201410851771.1	출 원 일	2014.12.31
출 원 인	주식회사 제넥신		
명 칭	GLP-1 및 면역글로불린 하이브리드 Fc 융합 폴리펩타이드 및 이의 용도 (Fusion Polypeptide Comprising GLP-1 and Immunoglobulin Hybrid Fc and use thereof)		
발 명 자	성영철/양세환/변미선/양상인		
우선권주장번호	-	우선권주장일	-
국제출원번호	-	국제출원일	-

1. 귀사의 일익 번창하심을 기원합니다.

2. 상기 건과 관련하여 양도등록통지서가 접수되었기에 이를 송부하오니 업무에 참고하시기 바랍니다.

3. 아울러, 양도절차가 완료 되었기에 본 건은 더 이상 당소에서 관리되지 않음을 알려드립니다.

4. 본 건과 관련하여 문의 사항 등이 있으시면 연락하여 주시기 바랍니다.

한얼국제특허사무소
대표변리사 손 민

MS/TGK/hyp

※ 첨부서류 : 1. 양도등록완료통지서 1부 끝.

Note. 출원인의 주소 또는 명칭(성명)이 변경되는 경우, 당소로 연락을 주셔야 향후 분쟁 등의 경우에 서류송달 불능으로 인한 불이익을 방지할 수 있습니다.

Annex 4 Notice of Change of Applicant/Patentee (Translation Document)

Hanol International Patent Office
6/F, 163 Liangduichuan Road, Jiangnan District, Seoul (Zip code: 06302)	TEL 82-2-942-1100 FAX: 82-2-942-2601 E-mail:hanolip@hanollawip.com

December 31, 2015

Attn: Genexine Inc.

Cc: Manager ByungKyu Kim

From: Hanol International Patent Office

Title: Acceptance Report of Notice of End of Transfer Registration of Chinese Patent Application

The management number of our Office: OPA14504-CN

Country	CN	Right	Patent

Application Number	201410851771.1	Filing date	December 31, 2014

Applicant	Genexine Inc.

Name	GLP-1 和免疫球蛋白杂合 Fc 合多钛及其用途 Fusion Polypeptide Comprising GLP-1 and Immunoglobulin Hybrid Fc and use thereof

Inventor	Cheng Yongzhe / Yang Shihuan / Bian Meishan / Yang Shangren

Priority Number	—	Priority Date	—

International Application Number	—	International Application Date	—

1.	I wish you all the best.

2.	Regarding the above case, the transfer registration notice has been accepted, please be aware.

3.	And the transfer procedure has been completed and the case is no longer managed by the Office.

4.	If you have any questions about this case, please feel free to contact us.

Hanol International Patent Office Acting patent attorney

MS/TGK/hyp

Annex: 1. Notice of completion of transfer registration, 1 case completed.

Note. If the Applicant’s address or name has been changed, please contact our office so as to avoid the disadvantageous loss caused by the failure to receive documents in future disputes and other situations.

State Intellectual Property Office of the People’s Republic of China

100055 JEEKAI & PARTNERS, Floor 15A, Building No. 5, 9 Guang’an Road, Fengtai District, Beijing Zhao Rongmin (63509806) Lu Huizhong(63509806)	Date of issue: February 26th, 2018

Application Number or Patent Number: 201410851771.1	Serial No. of Issuance: 2018022200634430

Applicant of Patentee: I-Mab Biopharma (Tianjin) Co., Ltd.

Name of Invention-creation: Fusion Polypeptide Comprising GLP-1 and Immunoglobulin Hybrid Fc and use thereof

Notice of Qualification of Procedures

As for the above-mentioned patent application or patent, the applicant or the patentee filed a request for the change of the descriptive entry on February 22, 2018. After reviewing, the request conforms to the relevant provisions of the Patent Law and its Implementation Rules. The contents of the change are hereby notified as follows:

Items Changed: Applicant

Before Modification:

Applicant 1

Whether the applicant represents: Yes

Applicant’ Name: I-Mab Biotech (Tianjin) Co., Ltd.

Country of Applicant: China

Applicant’s Postal Code: 300400

Applicant’ Address: Industrial Park of Tianjin Medicine and Medical Equipment, Chenchen Building, Beichen District, Tianjin

Type of Applicant:

The Province in which the applicant is located:

After Modification:

Applicant 1

Whether the applicant represents: Yes

Applicant’ Name: I-Mab Bio-tech (Tianjin) Co., Ltd.

Country of Applicant: China

Applicant’s Postal Code: 300400

Applicant’ Address: Industrial Park of Tianjin Medicine and Medical Equipment, Chenchen Building, Beichen District, Tianjin

Type of Applicant: Industrial and Mining Enterprises

The Province in which the applicant is located: Tianjin City

200028     For paper application: In reply, please send to: The Patent Office of the State Intellectual Property Office, No. 6 Xitucheng Road, Jimen Bridge, Haidian District, Beijing, 100088

2016.4

For electronic application: Relevant documents shall be submitted in the form of electronic documents through the electronic patent application system. Unless otherwise specified, documents submitted in paper or other forms are considered unsubmitted.

Annex 5 Technology Transfer, Current Technical Indicators

1. Descriptions to the technology transfer

Include but are not limited to the following content:

1) Cell banks, including RCB (PCB), MCB, WCB; the specific quantity can meet the needs of supporting process transfer, clinical sample production and commercial production.

Note: Cell bank identification should be completed in accordance with the Pharmacopoeia and related guidelines

2) Measurement of MCB, WCB of living cells; the specific quantity can meet the needs of supporting process transfer, clinical sample production and commercial production.

3) Physicochemical and active reference substances, 1000 tubes;

4) All pharmacological research data, including production processes of raw materials, stock solution, formulation and process, quality standards, testing methods and methodology validation, stability, packaging materials, etc.

5) All clinical application data

2. Acceptance Criteria for Technology Transfer

1) The study complies with the Drug Registration Regulations and the CFDA’s current relevant registration review regulations and technical guidelines.

2) The transfered processes are consistent with those in the application data, with strong operability, stable process, suitable for industrial production, in line with GMP and relevant production regulations and requirements, raw materials and packaging materials have legal sources.

3) The CSPC Group completed the phase I clinical sample production in WuXi AppTec. I-Mab Biopharma has coordinated with the CSPC Group to carry out process optimization, production and transfer in and from WuXi AppTec.

4) Requirements of process parameters: According to the results of the first four batches produced in WuXi AppTec, the range of expression is from 1.6 to 2.0 g / L and if the process parameters and production control of WuXi AppTec meet the requirements, the expected expression level should be within this range; The total purified yield should be within the purified yield of the first four batches produced in WuXi AppTec.

5) It is confirmed that the quality of process transfer product conforms to the quality standards of clinical registration, as shown in Table 1 and Table 2 below. And the comparability study of different origin samples needs to meet the requirements of drug registration, including process parameters and product quality.

6) After submitting the research and development achievements to the CSPC Group, I-Mab Biopharma shall provide technical support to the personnel designated by the CSPC Group according to the process of technology transfer.

3. The time and plan of technology transfer are specifically agreed upon by both parties.

4. I-Mab Biopharma is responsible for the authenticity, completeness, consistency and traceability of the corresponding application materials, and shall cooperate to complete on-site inspection as needed. As for the requirements for supplements (written or non-written supplements) made by CDE for the pharmacological research part of the registration application materials during the review process, I-Mab Biopharma shall assist the CSPC Group to reply to the review opinions in a timely manner and to revise and supplement the registration application materials. The two parties shall sign a supplementary agreement on the requirements for data supplement arising from major changes in registration regulations after the submission of registration application materials.

Table 1. Release Quality standards for TG103 Stock Solution

Category	Assay Method	Quality Standard
Identification and Consistency	Immunoblotting (Western Blot)

Anti GLP-1 (non-reductive): The major band should be consistent with that of the reference

Anti GLP-1 (non-reductive): The major band should be consistent with that of the reference

Anti-human IgG4 (non-reductive): The major band should be consistent with that of the reference

Anti-human IgG4 (reductive): The major band should be consistent with that of the reference

	Isoelectric point (isoelectric focusing electrophoresis)	The major band should be consistent with that of the reference (pI range 4.5 - 7.4)
	Electrophoresis (SDS - PAGE)	Reductive: The major band should be consistent with that of the reference; Non-reductive: The major band should be consistent with that of the reference
	Peptide mapping (Lys-C/trypsin digestion RP-UPLC analysis)	Should be consistent with that of the reference
	Sialic acid content (FLD RP UPLC analysis)	4.8 - 8.9 mol/mol protein

Purity and Impurities	SEC-HPLC (purity determination)	≥ 95.0%
	RP-HPLC (purity determination)	≥ 95.0%
	NR-CE-SDS (purity determination)	≥ 90.0%
	Host cells DNA residues (Q - PCR analysis)	≤ 4.0 pg/mg
	Host cells protein residues (ELISA)	≤150 ppm
	Protein A residues (ELISA)	≤10.0ppm

Activity	In vitro biological activities (GLP-1R_cAMP/luc cell receptor binding method)	60% - 150%

Content	The protein content (UV-vis spectrophotometry)	25.0~35.0 mg/mL

Other Verification	Appearance and properties (visual, turbidity, colorimetry)	The color should not be darker than the No. 4 yellow (Y-4) standard solution; Turbidity should be no more than 18.0 NTU
	Visible foreign bodies (lamp inspection)	There should be no visible foreign body
	Osmotic pressure molar concentration (freezing point depression method)	280 - 360 mOsmol/kg
	pH value (potentiometric method)	6.5~7.5
	Content of poloxamer 188 (RID - SEC - HPLC)	0.06% ~ 0.14%
	Bacterial endotoxin (dynamic turbidimetric analysis)	≤2.0 EU/mg
	Microbial limit (membrane filtration)	≤1 cfu/ml

Table 2. Release Quality Standards for TGI03 Finished Products

Category	Assay Method	Quality Standard
Identification and Consistency	Isoelectric point (isoelectric focusing electrophoresis)	The major band should be consistent with that of the reference (pi range 4. 5~7. 4)
	Electrophoresis (SDS - PAGE)	Reductive: The major band should be consistent with that of the reference; Non-reductive: The major band should be consistent with that of the reference

Purity and Impurities	SEC-HPLC purity determination	≥ 93.0%
	RP-HPLC purity determination	≥ 65.0%
	NR-CE-SDS purity assessment	≥ 90.0%

Activity	In vitro biological activities (GLPlR_cAMP/luc cell receptor binding method)	60% ~ 150%

Content	Protein content (UV-vis spectrophotometry)	22. 5~27. 5 mg/mL
	Appearance and properties ((visual, turbidity, colorimetry)	The color should not be darker than the No. 4 yellow (Y-4) standard solution; Turbidity should be no more than 18.0 NTU
	Loading (weighing method)	≥1.0 mL
Insoluble particles (laser particle counting method)

Report the number of particles ≥ 2 µm in each bottle (for reference), the number of particles ≥ 10 µm should be no more than 6,000 per bottle.

the number of particles ≥ 25 µm should be no more than 6,00 per bottle.

	Visible foreign bodies (lamp inspection)	Shall comply with the provisions

Other Verification	Osmotic pressure molar concentration (freezing point depression method)	280 - 360 mOsmol/kg
	pH value (potentiometric method)	6.5 - 7.5
	Content of poloxamer 188 (R 1 D - SEC - HPLC)	0.06% - 0.14%

Category	Assay Method	Quality Standard
	Bacterial endotoxin (dynamic turbidimetric analysis)	≤2.0 EU/mg
	Sterilization examination (membrane filtration)	Should be in sterile growth
	Abnormal toxicity (mice, guinea pigs)	All mice and guinea pigs should survive and without abnormal reactions

Annex 6: List of Intellectual Property Issues Needed to be Solved by I-Mab Biopharma within 6 Months of Contract Signing

In order to further clarify the ownership of the intellectual property rights of the TG103 project and avoid unnecessary disputes, I-Mab Biopharma, in consultation with the CSPC Group, undertakes to complete the following processing of the intellectual property rights related to TG103 product within six months after the signing of this Agreement and to provide a written proof to the CSPC Group.

1. I-Mab Biopharma will arange Ganassini, I-Mab Bio-tech (Tianjin) Co., Ltd., I-Mab Biopharma (Shanghai) Co., Ltd. to sign a quadripartite agreement with the CSPC Group on the following matters:

1). Ganassini will irrevocably grant the HyFc platform technology involved in the ZL201310553839.3 invention patent to the CSPC Group exclusive licensing (including sub-licensing) for the free implementation in the territory of China of the TG103 (GLP-1-hyFc) project, and perform the relevant filing procedures as appropriate.

2). If the 201510684679.5 invention patent application is granted a Chinese patent, and the TG103 (GLP -1 - hyFc) project falls into its scope of protection, Ganassini will grant the CSPC Group exclusive licensing (including sub-licensing) for the free implementation in the territory of China of the TG103 project (GLP-1-hyFc), and perform the relevant filing procedures as appropriate.

3). Ganassini will irrevocably grant the portion of GLP -1 patent rights involved in the 201580071643.8 invention patent (if GLP-1 related portion is authorized) to the CSPC Group the exclusive licensing (including sub-licensing) for the free implementation in the territory of China, and perform the relevant filing procedures as appropriate.

4). If there occurs the same scope of protection of TG103 project-related products (GLP-1-hyFc) as that of the 201580071643.8 and 201410851771.1 patent applications in the application process, and only one of them can be retained according to the Chinese Patent Law, the four parties to this Agreement shall actively negotiate the settlement plan and obtain the consent of the CSPC Group in writing before any disposal of the patent rights is made by Ganassini or I-Mab Biopharma.

2. I-Mab Bio-tech (Tianjin) Co., Ltd. is required to commit to I-Mab Biopharma (Shanghai) Co., Ltd. to transfer the 201410851771.1 invention patent application to I-Mab Biopharma (Shanghai) Co., Ltd..

3. I-Mab Biopharma (Shanghai) Co., Ltd. promises to the CSPC Group that it can obtain the corresponding patent rights and implementation licenses of the above patents in China. Otherwise, it should be regarded as a violation of the provisions of 7.3.1 by I-Mab Biopharma, and as a result that the CSPC Group has not obtained and enjoyed the right of free implementation, and I-Mab Biopharma shall be liable for breach of contract in accordance with the agreements under Section 10.6.

(End of Annexes)